FOR IMMEDIATE RELEASE	NEWS

March 28, 2006	OTCBB: LFLT

LIFELINE THERAPEUTICS, INC. ANNOUNCES THE LAUNCH OF ITS WOMEN’S INITIATIVE

DENVER, Colorado — Lifeline Therapeutics, Inc. (OTCBB: LFLT), maker of Protandim®, today announced its “Partnership in Wellness” campaign. The first program is the company’s “Women’s Initiative” through an agreement with ADinfinitum, New York, New York, a full-service agency specializing in natural products marketing and branding women’s wellness.

The first promotion under the program will be “The Baby Boomer Survival Kit™” Promotion 2006, which will be delivering approximately 15 million consumer impressions through media promotions and editorial coverage. It will include TV coverage in 16 cites via a national Satellite Media Tour and magazine advertorials in three national women’s magazines; More magazine, Psychology Today, and Spirit (the consumer magazine of the Spirit of Women hospital network). Articles will appear in over 100 regional newspapers, as well as a column in the New York Post written by Dr. Steven Lamm, author of “Younger at Last” and well-known New York physician and media personality. Steven Lamm, M.D. is the official spokesperson for “The Baby Boomer Survival Kit™”.

Consumers will be able to log on to www.babyboomerkit.com and be linked to Lifeline’s Protandim® website. ADinfinitum will be initiating other PR activities to secure additional coverage on TV and in magazines covering women’s health, wellness, and lifestyle topics.

The program will be officially launched in May and will run for six months.

“I see this launch of our Women’s Initiative as a very exciting step for Lifeline. We will be teaming with leading companies to spread our health and wellness message, part of our Partnership in Wellness campaign,” said Stephen K. Onody, Chief Executive Officer. ”We believe ADinfinitum’s strategic partnerships for women’s wellness, as well as its unique perspective and initiatives to reach women, will be valuable for Lifeline.”

“The Baby Boomer Survival Kit™” is a natural extension of our marketing and PR efforts for women’s wellness. Baby Boomers are actively seeking proactive solutions for their health and wellness. They not only want to live longer, but also to live better,” said Sue Taggart, CEO of ADinfinitum and founder of Women’s Marketing Group. “The companies and products featured in the kit are to help them to achieve their wellness goals. We are proud to partner with Lifeline and have Protandim® in the kit. We believe that this incredible product will soon be the buzz of baby boomers everywhere.”

About ADinfinitum

ADinfinitum is a full service natural product and lifestyle marketing and communications group. Founded in 1988 and incorporated in 1992, the agency specializes in natural product, women’s health, and LOHAS (Lifestyles of Health and Sustainability) lifestyle marketing. The mission of the agency’s founder – Sue Taggart – is to work with products and services that are in sync with our convictions. For more information, visit http://www.adinfinitumny.com.

About Lifeline Therapeutics

Lifeline Therapeutics, Inc. markets Protandim®, a patent-pending dietary supplement that increases the body’s natural antioxidant protection. Lifeline Therapeutics is committed to helping people achieve health and wellness for life. For more information, please visit the Protandim® product website at http://www.protandim.com.

Oxidative stress (cell damage caused by free radicals) occurs as a person ages or is subjected to stresses such as certain illnesses. TBARS are harmful, reactive substances that indicate the level of oxidative stress in the body. New data from a scientific study in men and women show that after 30 days of taking Protandim®, the level of circulating TBARS decreased an average of 40 percent, and the age-related increase in TBARS was eliminated. Protandim® strengthens a person’s defenses against oxidative stress by increasing the body’s natural activity of antioxidant enzymes.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable common law. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Other important factors that the Company believes might cause such differences include the Company’s limited cash flow and the rapid development of technology, lack of liquidity for the Company’s common stock, working capital shortages, the length of time for scientific advances to reach the market (if they ever reach the market), among other risks. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in the Company’s filings with the Securities and Exchange Commission.

CONTACT:

Lifeline Therapeutics Inc.
Stephen K. Onody, CEO	Telephone:	720-488-1711
Gerald J. Houston, CFO	Fax:	303-565-8700